                                                                   EXHIBIT 10(i)
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                              CREDIT AGREEMENT

                                 dated as of

                              December 1, 1990

                                   between

                     ATLANTIC SOUTHEAST AIRLINES, INC.,

                                                                        Borrower

                                     and

                             BARCLAYS BANK PLC,

                                                                        Lender.



                 Two Embraer Model EMB-120 Brasilia Aircraft
                               and Spare Parts






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

                              TABLE OF CONTENTS



                                                                                            Page

                                  ARTICLE I

                           DEFINITIONS; REFERENCES

SECTION 1.01 --    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1
SECTION 1.02 --    Use of Defined Terms  . . . . . . . . . . . . . . . . . . . . . . .         6
SECTION 1.03 --    Section and Exhibit References, etc.  . . . . . . . . . . . . . . .         7

                                  ARTICLE II

                           PURCHASE AND EXCHANGE OF FINEX NOTES; PAYMENTS                      7
SECTION 2.01 --    Purchase and Exchange of Finex Notes  . . . . . . . . . . . . . . .         7
SECTION 2.02 --    Procedure for Purchase and Exchange
                   of Finex Notes  . . . . . . . . . . . . . . . . . . . . . . . . . .         7
SECTION 2.03 --    Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . .         8
SECTION 2.04 --    Facility Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . .         8

                                 ARTICLE III

                     SECURITY FOR BORROWER'S OBLIGATIONS

         SECTION 3.01 -- Security Interest in Collateral  . . . . . . . . . . . . . . .        8
         SECTION 3.02 -- Set-Off Rights . . . . . . . . . . . . . . . . . . . . . . . .        8

                                  ARTICLE IV

                           PAYMENTS UNDER THE NOTES
                    AND OTHER AMOUNTS PAYABLE BY BORROWER

SECTION 4.01 --   How Payments Are Made . . . . . . . . . . . . . . . . . . . . . . .         9
SECTION 4.02 --   Right to Prepay . . . . . . . . . . . . . . . . . . . . . . . . . .         9
SECTION 4.03 --   Mandatory Prepayments . . . . . . . . . . . . . . . . . . . . . . .         9
SECTION 4.04 --   Mandatory Purchase  . . . . . . . . . . . . . . . . . . . . . . . .        10
SECTION 4.05 --   Amount of Prepayment  . . . . . . . . . . . . . . . . . . . . . . .        10
SECTION 4.06 --   Interest on Past Due Amounts  . . . . . . . . . . . . . . . . . . .        10

                                   ARTICLE V

                   BORROWER'S REPRESENTATIONS AND WARRANTIES

SECTION 5.01 --   Corporate Standing  . . . . . . . . . . . . . . . . . . . . . . . .        10
SECTION 5.02 --   Corporate Powers  . . . . . . . . . . . . . . . . . . . . . . . . .        11
SECTION 5.03 --   Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . .        11
SECTION 5.04 --   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11
SECTION 5.05 --   Financial Statements  . . . . . . . . . . . . . . . . . . . . . . .        11
SECTION 5.06 --   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11
SECTION 5.07 --   Status as United States Citizen and Air
                  Carrier . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12

SECTION 5.08 --   Location of Offices . . . . . . . . . . . . . . . . . . . . . . . .        12
SECTION 5.09 --   Governmental Consents . . . . . . . . . . . . . . . . . . . . . . .        12
SECTION 5.10 --   Condition of Aircraft . . . . . . . . . . . . . . . . . . . . . . .        13
SECTION 5.11 --   Absence of ERISA Liability  . . . . . . . . . . . . . . . . . . . .        13
SECTION 5.12 --   Delta Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .        13
SECTION 5.13 --   Subsidiaries; Stock Ownership . . . . . . . . . . . . . . . . . . .        13
SECTION 5.14 --   Investment Company Status . . . . . . . . . . . . . . . . . . . . .        13

                                  ARTICLE VI

                            AFFIRMATIVE COVENANTS

SECTION 6.01 --   Financial Statements  . . . . . . . . . . . . . . . . . . . . . . .        13
SECTION 6.02 --   Inspection of Collateral and Records  . . . . . . . . . . . . . . .        14
SECTION 6.03 --   Corporate Existence . . . . . . . . . . . . . . . . . . . . . . . .        15
SECTION 6.04 --   Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        15
SECTION 6.05 --   Citizenship and Air Carrier Status  . . . . . . . . . . . . . . . .        17
SECTION 6.06 --   Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . . .        17
SECTION 6.07 --   Disposition of Assets . . . . . . . . . . . . . . . . . . . . . . .        17
SECTION 6.08 --   Performance of Delta Agreement  . . . . . . . . . . . . . . . . . .        18

                                 ARTICLE VII

                     CONDTIONS PRECEDENT TO THE PURCHASE
                         AND EXCHANGE OF FINEX NOTES

SECTION 7.01 --   Conditions Precedent to the Purchase and
                     Exchange of the Initial Finex
                     Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18
SECTION 7.02 --   Conditions Precedent to the Purchase
                     and Exchange of All Finex Notes  . . . . . . . . . . . . . . . .        18

                                 ARTICLE VIII

                         EVENTS OF DEFAULT; REMEDIES

SECTION 8.01 --   Events of Default . . . . . . . . . . . . . . . . . . . . . . . . .        21
SECTION 8.02 --   Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        23

                                  ARTICLE IX

BORROWER'S INDEMNITIES


SECTION 9.01 --   General Indemnity . . . . . . . . . . . . . . . . . . . . . . . . .        24
SECTION 9.02 --   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        26

                                  ARTICLE X

                       ILLEGALITY AND YIELD PROTECTION

SECTION 10.01 --  Illegality and Increased Costs . . . . . . . . . . . . . . . . . . .       30
SECTION 10.02 --  Funding Losses . . . . . . . . . . . . . . . . . . . . . . . . . . .       32


                                  ARTICLE XI

                                MISCELLANEOUS
SECTION 11.01 --   No Waivers; Cumulative Remedies . . . . . . . . . . . . . . . . . .        32
SECTION 11.02 --   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        32
SECTION 11.03 --   Transaction Expenses  . . . . . . . . . . . . . . . . . . . . . . .        32
SECTION 11.04 --   Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        33
SECTION 11.05 --   Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . .        33
SECTION 11.06 --   Lender's Representations and
                     Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .        33
SECTION 11.07 --   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . .        34
SECTION 11.08 --   Judicial Proceedings  . . . . . . . . . . . . . . . . . . . . . . .        34
SECTION 11.09 --   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        34
SECTION 11.10 --   Execution in Counterparts . . . . . . . . . . . . . . . . . . . . .        34
SECTION 11.11 --   Survival of Representations and
                     Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .        34
SECTION 11.12 --   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . .        34
SECTION 11.13 --   Finex Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .        34

Annex A            Procedures for Purchasing Aircraft
                   and Notes; Documentation
Exhibit A-1        Form of Finex Note
Exhibit A-2        Form of Note
Exhibit B          Form of Finex Agreement
Exhibit C          Form of Mortgage
Exhibit D          Form of Purchase Agreement Assignment
Exhibit E          Form of Consent
Exhibit F          Form of opinion of Borrower's counsel
Exhibit G          Form of opinion of Crowe & Dunlevy
Exhibit H          Form of opinion of counsel to Embraer
Exhibit I          Form of Guarantee

                                CREDIT AGREEMENT


                 This Credit Agreement is entered into as of December 1, 1990 by and between Atlantic Southeast Airlines, Inc. ("Borrower"), a Georgia corporation, and Barclays Bank PLC ("Lender"), an English banking corporation.

                 Borrower and Lender agree as follows:

                                   ARTICLE I

                            DEFINITIONS; REFERENCES

                 SECTION 1.01 -- Definitions. The following terms, when capitalized as below, have the following meanings:

                 "Act": the Federal Aviation Act of 1958, as amended, or its successor.

                 "Agreement": this Credit Agreement.

                 "Aircraft": two Embraer EMB-120 Brasilia aircraft to be delivered under the Purchase Agreement and in each case designated by Borrower (by notice to Lender at least three Business Days before the Purchase Date therefor, and not revoked by notice to Lender before the Purchase Date therefor) as an "Aircraft" to be financed under this Agreement.

                 "Bank LIBOR":   for any Interest Period, a rate per annum
(calculated on the basis of a 360-day year and the actual number of days elapsed) equal to the consensus rate at which 180 day deposits in Dollars appears on the Reuters Screen LIBO Page at approximately 11:00 a.m. London, England time, on the day that is two London business days preceding the commencement of that Interest Period; provided, however, that if Bank LIBOR as defined above, cannot be determined by reference to the Reuters Screen LIBO Page, then Bank LIBOR shall be determined by reference to the date offered by the principal London office of Barclays Bank PLC.

                 "Basic Documents":   this Agreement, the Purchase Agreement,
the Finex Agreement, the Guarantee, and the Mortgage; and each Note, Purchase Agreement Assignment, Consent, and Mortgage Supplement as executed and delivered.

                 "Borrower Interest Rate" for any Note with respect to any Interest Period: an interest rate equal to Bank LIBOR for such Interest Period, plus 87.5 basis points per annum (computed on the basis of a year of 360 days), based on actual days elapsed.

                 "Business Day": any day, other than a Saturday or Sunday, on which commercial banks are open for business in New York, New York, Atlanta, Georgia and London, England, and if such day is a Purchase Date or Interest Payment Date or relates to a notice by Borrower with respect to any Purchase Date, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

                 "Collateral":   the "Collateral" under the Mortgage.

                 "Commitment":   Lender's commitment to purchase and exchange
the Finex Notes for an aggregate amount of the lesser of $11,000,000 and 85% of Equipment Cost for both Equipment Portions; Borrower may reduce such amount upon 30 days prior written notice to Lender. Upon the delivery of the second Aircraft, any remaining commitment amount shall expire.

                 "Commitment Fee":   the fee required to be paid to Lender
pursuant to section 2.03.

                 "Commitment Period":   the period from the date of execution
of this Agreement to and including the earliest of (w) June 30, 1991, (x) the date upon which the second Aircraft is delivered to and accepted by Borrower pursuant to the Purchase Agreement, (y) the date on which the remaining Commitment is terminated pursuant to section 8.02 or section 10.01, and (z) a date set by Borrower pursuant to a notice sent to Lender at least 30 days prior to such date.

                 "Consent":   a Consent and Agreement, substantially in the
form of Exhibit E, relating to a Purchase Agreement Assignment and dated the same date as that Purchase Agreement Assignment.

                 "Default":   any event or condition that would become an Event
of Default upon the giving of notice or lapse of time or both, or any Event of Default.

                 "Delta Agreement":   that certain agreement between Delta Air
Lines, Inc. and Borrower dated June 1,

1986 and relating to joint marketing or code sharing for interconnecting flights.

                 "Dollars": and "$": United States dollars.

                 "Downpayment": for each Equipment Portion, the difference between the Equipment Cost and the Financed Amount for such Equipment Portion, provided that the Financed Amount shall be no more than 85% of such Equipment Cost.

                 "Embraer": Embraer-Empresa Brasileira de Aeronautica S.A., a Brazilian corporation, and its successors and assigns.

                 "Equipment Cost":   the purchase price for an Equipment
Portion, as set forth in (and as adjusted pursuant to) the Purchase Agreement. In no event will the total Equipment Cost for both Equipment Portions include the invoice price of any Spare Parts in excess of 5% of the invoice price of both Aircraft.

                 "Equipment Portion":   an Aircraft and the Spare Parts
purchased with that Aircraft.

                 "ERISA":   defined in section 5.11.

                 "Event of Default":   defined in section 8.01.

                 "Event of Loss": defined in section 1.01 of the Mortgage.

                 "FAA":   the Federal Aviation Administration of the United
States, or any instrumentality of the United States succeeding to its function.

                 "Facility Fee":   the fee required to be paid to Lender
pursuant to section 2.04.

                 "Financed Amount": the face amount of the Note for an Aircraft being purcahsed on a Purchase Date.

                 "Finex Agreement": an agreement by that name, substantially in the form of Exhibit B.

                 "Finex Bank": Banco de Credito Nacional S.A., New York Branch, a New York Branch of Banco de Credito Nacional S.A., a banking corporation organized under the laws of the Federative Republic of Brazil (or any other Person serving as a Finex bank under a Finex Agreement), in its capacity as Finex bank under the Finex Agreement, and its successors in such capacity.

                 "Finex Interest Payments": defined in section 3.03 of the Finex Agreement.

                 "Finex Note": Borrower's promissory note, in the form of Exhibit A-1, issued in connection with a designated Equipment Portion.

                 "Finex Program:" the export support program (Fundo de Financiamento a Exportaceo) of the Federative Republic of Brazil as established by Resolution No. 509 of January 24, 1979 of Banco Central do Brasil, and in Circular Cacex/Finex No. 10 of the Carteira de Comercio Exterior (Cacex) of Banco do Brasil S.A., dated September 21, 1982, as from time to time supplemented or amended or any materially similar successor of such export support program.

                 "GAAP": generally accepted accounting principles as in effect in the United States and applied on a basis consistent with that used in the preparation of the financial statements referred to in section 5.05, except for charges therein with which Borrower's independent public accountants concur that are disclosed in the notes to the relevant financial statements.

                 "Guarantee":   the document by that name, executed by
Guarantor, in substantially the form of Exhibit I.

                 "Guarantor":   ASA Investments, Inc.

                 "herein", "hereof", "hereunder", etc.:   in, of, or under,
etc. this Agreement (and not merely in, of, under, etc. the section or provision where that reference appears).

                 "including":   containing, embracing, or involving the
enumerated item(s), but not necessarily limited to such item(s).

                 "Indemnitee":   Lender, or any agent (other than Finex Bank),
employee, director, successor, or permitted assign of Lender.

                 "Interest Payment Date" for a Note:   each 180 day anniversary
of the Purchase Date for that Note (determined without counting any Purchase Date or previous Interest Payment Date); except that, for purposes of payment and of determining the beginning and end of each Interest Period (but not for the purpose of determining the following Interest Payment Date), any Interest Payment Date that falls on a day which is not a Business Day shall instead occur on the following Business Day, unless such Business Day falls in another calendar month, in which case such Interest Payment Date shall occur on the preceding Business Day.

                 "Interest Period" for a Note:   each period beginning on the
day after an Interest Payment Date for
that Note (or, in the case of the first Interest Period for that Note, beginning on its Purchase Date) and ending on the following Interest Payment Date for that Note.

                 "Lien":   any mortgage, pledge, assignment, encumbrance, lien
(statutory or other), or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, or any lease in the nature thereof).

                 "Mortgage":   the Security Agreement and Chattel Mortgage
between Borrower and Lender, substantially in the form of Exhibit C.

                 "Mortgage Supplement":   defined in section 3.01.

                 "Note": Borrower's promissory note, in the form of Exhibit A-2, issued in connection with a designated Equipment Portion, or a note issued in exchange or replacement for such a note.

                 "1989 10-K": Borrower's annual report on Form 10-K for the year ended December 31, 1989.

                 "1990 10-Q": Borrower's quarterly report on Form 10-Q for the quarter ended September 30, 1990.

                 "Officer's Certificate": a certificate signed in the name of Borrower (or, with respect to section 6.04(b), of the Successor) by the chairman of the board, the president, a vice president, or the treasurer of Borrower (or the Successor).

                 "or": at least one, but not necessarily only one, of the alternatives enumerated.

                 "Permitted Lessee": defined in the Mortgage.

                 "Permitted Lien": defined in the Mortgage.

                 "Person": any individual, corporation, partnership, joint venture, or other legal or governmental entity.

                 "Purchase Agreement": Purchase Agreement No. 162-COV/88 (including all attachments, exhibits, and letter agreements thereto) dated November 21, 1988, between Vendor and Borrower.

                 "Purchase Agreement Assignment": a document by that name, substantially in the form of Exhibit D, executed and delivered on a Purchase Date with respect to the Aircraft then being delivered.

                 "Purchase Date": a date on which Borrower purchases an Aircraft and, simultaneously, Lender purchases the related Note.

                 "Reuters Screen LIBO Page": the display designated as page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO Page on that service for the purpose of displaying London interbank offered rates for Dollar deposits).

                 "SEC Filings": the 1989 10-K and the 1990 10-Q.

                 "Spare Parts": the appliances, spare parts, and other items of equipment purchased with Aircraft under the Purchase Agreement.

                 "Successor": defined in section 6.04(b).

                 "Taxes": defined in the last sentence of section 9.02(a).

                 "Taxing Authorities": defined in the first sentence of section 9.02(a).

                 "Vendor": Embraer.

                 SECTION 1.02 -- Use of Defined Terms. Any defined terms used in the plural preceded by "the" encompasses all members of the relevant class. Any defined term used in the singular preceded by "any" indicates any number of the members of the relevant class. Any agreement or instrument referred to in section 1.01 means such
agreement or instrument as from time to time supplemented and amended.

                 SECTION 1.03 -- Section and Exhibit References, etc. References to articles, sections, exhibits, and the like refer to those in or attached to this Agreement unless otherwise specified.


                                   ARTICLE II

                 PURCHASE AND EXCHANGE OF FINEX NOTES; PAYMENTS

                 SECTION 2.01 -- Purchase and Exchange of Finex Notes. Subject to the satisfaction of the conditions precedent set forth in article VII, and on the terms and conditions set forth in this article II, on the Purchase Date for each Aircraft, Lender shall purchase the related Finex Note from Finex Bank and Borrower will exchange with Lender a Note for such Finex Note. The Financed Amount for each Aircraft shall be the Equipment Cost for the related Equipment Portion less the Downpayment for such Equipment Portion, but in no event shall the combined Financed Amount for both Equipment Portions exceed the Commitment. Each Finex Note shall be purchased for its face amount and each Note exchanged for such Finex Note shall have the same face amount as such Finex Note. Lender's Commitment to purchase the Finex Notes pursuant to this Agreement shall expire at 12:00 noon, New York City time, on the last day of the Commitment Period.

                 SECTION 2.02 -- Procedure for Purchase and Exchange of Finex Notes. The procedure to be followed in the purchase and exchange of Finex Notes is described in Annex A. At Lender's offices at 75 Wall Street, New York, New York 10265 (or such other location as the parties hereto agree upon), not later than 12:00 noon (New York City time) on the appropriate Purchase Date, upon fulfillment of the conditions set forth in article VII and in compliance with the procedures set forth in Annex A, Lender will purchase the related Finex Note from Finex Bank (who will have purchased that Finex Note simultaneously from Vendor), with general corporate funds, in each case for a purchase price equal to its face amount (as set forth in section 2.01). Concurrently therewith, Borrower will exchange with Lender a Note for such Finex Note, such Note to have the same face amount as the related Finex Note.

                 SECTION 2.03 -- Commitment Fee. In partial consideration of the Lender's agreement to purchase and exchange the Finex Notes, Borrower shall pay to Lender a Commitment Fee (""Commitment Fee") for the Commitment Period, payable in arrears on the first day of each quarter or partial quarter (for the prior quarter or partial quarter) after the execution and delivery of this Agreement during the Commitment Period with a final payment on the last day of the Commitment Period, and computed at a rate per annum (calculated on the basis of a 360-day year and actual days elapsed) of 1/8 of 1% of the average daily unused portion of Lender's Commitment. The term "quarter" as used in this Section shall mean the relevant calendar quarter ending on one of the following dates: March 31, June 30, September 30, or December 31.

                 SECTION 2.04 -- Facility Fee. In partial consideration of the Lender's agreement to purchase and exchange the Finex Notes, Borrower shall pay to Lender a Facility Fee ("Facility Fee") on each Purchase Date in the amount of 3/8 of 1% of the Financed Amount relating to such Purchase Date.


                                  ARTICLE III

                      SECURITY FOR BORROWER'S OBLIGATIONS

                 SECTION 3.01 -- Security Interest in Collateral. To secure Borrower's obligations to Lender under each Note and the other Basic Documents to which it is or becomes a party, Borrower shall execute and deliver to Lender, on each Purchase Date, a supplement to the Mortgage (a "Mortgage Supplement"), substantially in the form of Schedule A to the Mortgage, granting to Lender a perfected purchase money security interest in the Equipment Portion being purchased from Vendor on such Purchase Date.

                 SECTION 3.02 -- Set-Off Rights. If Borrower becomes insolvent, or any Event of Default occurs, any indebtedness that Lender then owes to Borrower and any other property of Borrower that Lender then holds may be offset and applied toward the payment of any obligation of Borrower to Lender under the Basic Documents, whether or not any such other obligations is then due.

                                   ARTICLE IV

                            PAYMENTS UNDER THE NOTES
                     AND OTHER AMOUNTS PAYABLE BY BORROWER

                 SECTION 4.01 -- How Payments Are Made. Borrower shall make its payments and prepayments of principal and interest due on the Notes, all amounts due as Commitment Fees and Facility Fees hereunder, and all other amounts payable by Borrower to Lender under the Basic Documents, to Lender at the Federal Reserve Bank of New York, 1 Liberty Plaza, New York, New York,
Account: Barclays Bank PLC (ABA#02-600-2574), Reference: CLAD Account No. 050 01920-4, Attention: Aerospace Industries Unit/Atlantic Southeast Airlines Note No. 1 or 2 [as appropriate] (or at such other place as Lender from time to time notifies Borrower), in immediately available funds and in Dollars, no later than 1:00 p.m. (New York City time) on the date when due. Any payment made by Borrower to Lender after 1:00 p.m. (New York City time) on any day shall be deemed to have been made on the following Business Day. If any payment due under the Basic Documents comes due on a day which is not a Business Day, such payment shall instead be made on the following Business Day, unless such Business Day falls in another calendar month, in which case such payment shall be made on the preceding Business Day, and interest, or Commitment Fees, as the case may be, shall accrue at the applicable rate to the day of payment.

                 SECTION 4.02 -- Right to Prepay. Unless a Default exists, Borrower shall have the right to prepay in full the outstanding principal amount of the Note issued with respect to any designated Equipment Portion, without premium or penalty. Borrower shall give to Lender at least 30 days' prior written notice (which notice shall be irrevocable) of such prepayment. Upon any prepayment of any Note under this section 4.02, Borrower shall pay all accrued and unpaid interest on the principal of such Note to the date of prepayment, together with all other amounts payable under section 10.02 with respect to such prepayment.

                 SECTION 4.03 -- Mandatory Prepayments. Following the occurrence of an Event of Loss with respect to any Aircraft, Borrower shall prepay the Note executed in connection with that Aircraft, in accordance with section 7.01(b) of the Mortgage, and shall pay all other amounts payable under section 10.02 with respect to such prepayment. Upon acceleration of the Notes pursuant to section 8.02, Borrower shall prepay such Notes, and shall pay all other amounts payable under section 10.02 with respect to such prepayment.

                 SECTION 4.04 -- Mandatory Purchase. Upon the occurrence of a Prepayment Event, Lender shall have the right to require Borrower to purchase or cause the purchase of the relevant Note for its then-outstanding principal amount, plus all accrued but unpaid interest on such Note to the date of such purchase, together with all other amounts payable under section 10.02 with respect to such prepayment. The payment described in the preceding sentence shall be due 10 days after a Prepayment Event has occurred (if that Prepayment Event has not been cured by then), and shall be made in the manner prescribed by section 4.01. A "Prepayment Event" shall occur if (a) Borrower fails to keep an Aircraft registered with the FAA; or (b) Borrower fails to obtain an FAA standard airworthiness certificate for an Aircraft within twenty days following the Purchase Date for such Aircraft.

                 SECTION 4.05 -- Amount of Prepayment. A Note shall be deemed satisfied in full upon the prepayment of all principal of such Note, the payment of the interest due on or with respect to such Note on such prepayment date, and the payment of all past-due interest on or with respect to such Note and the payment of all other amounts payable under section 10.02 with respect to such prepayment.

                 SECTION 4.06 -- Interest on Past Due Amounts. Any amounts past due (by acceleration or otherwise) and at any time outstanding under any Note or from Borrower under any other Basic Document shall (to the extent permitted by law) bear interest, payable on demand, from the due date until payment in full, at a rate equal to 2% per annum above Borrower Interest Rate.


                                   ARTICLE V

                   BORROWER'S REPRESENTATIONS AND WARRANTIES

                 Borrower represents and warrants as follows:

                 SECTION 5.01 -- Corporate Standing. Borrower is a duly organized corporation existing in good standing under the laws of Georgia, has the corporate power and legal authority to own or lease its properties and to carry on its business as now conducted and as now proposed to be conducted, and is duly qualified to do business in all jurisdictions wherein such qualification is necessary

(except in any jurisdictions in which the failure to qualify would have no materially adverse effect on its business or on its ability to carry out its obligations under the Basic Documents to which it is (or is to become) a party).

                 SECTION 5.02 -- Corporate Powers. Borrower's execution, delivery, and performance of the Basic Documents to which it is (or is to become) a party are within Borrower's corporate powers; and the Basic Documents to which it is (or is to become) a party have been duly authorized by all necessary corporate action on Borrower's part, and do not contravene, result in a breach of, or require any consent under any law, judgment, decree, order, or contractual restriction binding on Borrower or any agreement or instrument to which Borrower is a party or to which it or any of its property is subject.

                 SECTION 5.03 -- Binding Effect. The Basic Documents to which Borrower is (or is to become) a party are (or will be when executed and delivered) legal, valid, and binding obligations of Borrower in accordance with their terms, except as may be limited by bankruptcy, insolvency, or other similar laws affecting enforcement of creditors' rights generally.

                 SECTION 5.04 -- Litigation. Except as disclosed in the SEC Filings, there are no pending or (to the best of Borrower's knowledge after due inquiry) threatened actions or proceedings before any court or administrative agency which may be expected to have a materially adverse effect on Borrower's business or financial condition or which seek to question or set aside any of the transactions herein contemplated.

                 SECTION 5.05 -- Financial Statements. The audited balance sheet as of December 31, 1989 and unaudited balance sheet as of September 30, 1990 for Borrower and its consolidated subsidiaries, and the related results of operations for the year and quarter then ended, have been prepared in accordance with GAAP and correctly present Borrower's financial condition as of such dates and results of operations for such periods, and since September 30, 1990, there has been no materially adverse change in Borrower's business, assets, operations, or condition (financial or otherwise).

                 SECTION 5.06 -- Taxes. Borrower has filed all tax returns which it is or was required to file, and has paid all taxes shown to be due and payable on those returns or on any assessment received by it, except such taxes of Borrower, if any, as are being contested diligently in good faith, and by appropriate proceedings, and as to which adequate reserves have been provided in accordance with GAAP.

                 SECTION 5.07 -- Status as United States Citizen and Air Carrier. Borrower is a "citizen of the United States" as that term is used in section 101(16) of the Act, and is a duly certified "air carrier" within the meaning of the Act.

                 SECTION 5.08 -- Location of Offices. Borrower's chief executive office and principal place of business, and the place where Borrower keeps its financial records concerning the Collateral, is located at its address referred to in section
11.02. The Spare Parts shall be located as set forth in Annex A to each Mortgage Supplement, unless otherwise specified pursuant to section 4.05 of the Mortgage.

                 SECTION 5.09 -- Governmental Consents. Neither the execution, delivery, and performance of any of the Basic Documents (other than the Finex Agreement), nor the consummation of any of the transactions contemplated thereby by Borrower or Vendor (including the importation of the Aircraft into the United States from Brazil), requires the consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any federal, state, or foreign governmental authority or agency (including any judicial body) except for (a) the filing and recording of the Mortgage, and of the FAA bill of sale, the FAA application for registration, and the Mortgage Supplement for each Aircraft with the FAA; (b) the filing and recording of UCC-1 financing statements for each Aircraft with the Superior Court Clerk Offices in Bibb, Clayton, and Fulton County, Georgia, and in the appropriate places in Texas and Arkansas; and (c) the registration of each Aircraft with the FAA pursuant to the Act, and except for any necessary action with respect to the Finex Program.

                 SECTION 5.10 -- Condition of Aircraft. On each Purchase Date, the Aircraft to be delivered on such Purchase Date shall be in such condition as is sufficient to enable Borrower to obtain a standard U.S. certificate of airworthiness for such Aircraft and to enable such airworthiness certificate to be maintained in good standing; and, to Borrower's knowledge (which shall be based on acceptance tests by Borrower in accordance with its ususal practices, to the extent permitted under the Purchase Agreement), such Aircraft shall otherwise conform in all material respects to the specifications for such Aircraft set forth in the Purchase Agreement.

                 SECTION 5.11 -- Absence of ERISA Liability. Each employee pension benefit plan (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as from time to time amended ("ERISA")) of Borrower is in compliance with the applicable provisions of ERISA and of the Internal Revenue Code of 1986, as from time to time amended, in all respects, except the extent that noncompliance would not be materially adverse to Borrower's business, assets, financial condition, or ability to perform its obligations under the Basic Documents.

                 SECTION 5.12 -- Delta Agreement. The Delta Agreement is (a) the only agreement to which the Borrower is a party relating to joint marketing or code sharing for interconnecting flights, and (b) in full force and effect. There exists no default under the terms of the Delta Agreement and there has not occurred any event that would ripen into a default upon the giving of notice or passage of time.

                 SECTION 5.13 -- Subsidiaries; Stock Ownership. Borrower owns 100% of the outstanding stock of Guarantor and Borrower has no material stock or other equity investment in any other corporation, partnership, or other Person.

                 SECTION 5.14 -- Investment Company Status. The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.


                                   ARTICLE VI

                             AFFIRMATIVE COVENANTS

                 So long as any Note, or any amount owed by Borrower under any other Basic Document, remains outstanding or unpaid or Lender has any Commitment hereunder;

                 SECTION 6.01 -- Financial Statements. Borrower shall furnish to Lender:

                 (a) within 45 days after the end of each of the first three quarters in each fiscal year, consolidated statements of operations of Borrower and its consolidated subsidiaries for the period from the beginning of the then-current fiscal year to the end of such quarterly period, and balance sheets of Borrower and its consolidated subsidiaries, on a consolidated basis, as of the end of such quarter prepared in accordance with GAAP and setting forth in each case in comparative form figures for the corresponding period in the preceding year, all in reasonable detail and certified by the Chief Financial Officer of Borrower, subject to changes resulting from year-end adjustments, and Borrower's Form 10-Q for such period;

                 (b) within 90 days after the end of each fiscal year, consolidated statements of operations of Borrower and its consolidated subsidiaries, for such year, and the balance sheets of Borrower and its consolidated subsidiaries, on a consolidated basis, as of the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail, and certified to Borrower by its independent certified public accountants and to Lender by Borrower's Chief Financial Officer, as presenting fairly the financial position and results of operations of Borrower and its

                                     -14-
         consolidated subsidiaries and as having been prepared in accordance with GAAP, and Borrower's Form 10-K for such period;

                 (c) within two Business Days after any officer of Borrower obtains knowledge of any Default, an Officer's Certificate specifying its nature, the period of its existence, and what action Borrower proposes to take with respect to it; and

                 (d) promptly upon request, such other data or information (financial or otherwise) regarding Borrower or the Collateral as Lender from time to time reasonably requests.

                 SECTION 6.02 -- Inspection of Collateral and Records. Borrower shall permit any person(s) from time to time designated in writing by Lender, at Lender's expense (or at Borrower's expense if a Default exists at the time), to visit and inspect any of the Collateral and Borrower's (or any Permitted Lessee's) records with respect to the Collateral, at such times as Lender reasonably requests, and to discuss Borrower's affairs, finances, and accounts with Borrower's officers. No such inspection shall unreasonably interfere with Borrower's (or any Permitted Lessee's) operations or maintenance. Lender shall have no duty to make any such inspection and shall not incur any liability or obligation by reason of not making any such inspection. Upon Lender's request, Borrower shall promptly notify Lender of the maintenance operations then scheduled on the Aircraft for the six-month period following such request.

                 SECTION 6.03 -- Corporate Existence.  Except as permitted by section 6.04, Borrower shall maintain its corporate existence in good standing in the state of its incorporation and in all jurisdictions where qualification is necessary (except in any jurisdiction in which the failure to qualify would have no materially adverse effect on its business or on its ability to carry out its obligations under the Basic Documents to which it is (or it to become) a party). Borrower shall preserve and renew its rights (charter and statutory), patents, and franchises, unless Borrower determines in good faith that the preservation thereof is no longer necessary or desirable in the conduct of its business and that the loss thereof will not adversely affect Lender's rights or Borrower's business, assets, operations, condition (financial or otherwise).

                 SECTION 6.04 -- Merger. Borrower shall not consolidate with or merge into any other corporation, or convey, transfer, or lease all or substantially all of its assets as an entirety to any Person, unless:

                 (a)      the Borrower is the surviving corporation;
         or

                 (b) the corporation formed by such consolidation or merger or the Person who acquires by conveyance, transfer, or lease all or substantially all of Borrower's assets as an entirety (the "Successor") (i) is a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia, (ii) is a "citizen of the United States" as defined in section 101(16) of the Act, (iii) is an air carrier (within the meaning of section 101(3) of the Act) certificated under section 604(b) of the Act, (iv) executes and delivers to Lender an agreement, in form and substance satisfactory to Lender, containing an assumption by the Successor of the due and punctual performance and observance of Borrower's obligations under the Basic Documents to which Borrower is then a party, and (v) makes such filings and recordings, including any filing or recording with the FAA pursuant to the Act or any filing under the UCC, as are necessary to evidence such consolidation, merger, conveyance, transfer, or lease with or to the Successor; and

                 (d) Borrower or the Successor delivers to Lender, promptly upon consummation of such transaction, an Officer's Certificate stating that the conditions precedent set forth in clauses
         (a) and (b) have been complied with and an opinion of counsel to Borrower or the Successor, in form and substance satisfactory to Lender, stating that the agreements entered into to effect such consolidation, merger, conveyance, transfer, or lease and such assumption agreements have been duly authorized, executed, and delivered by the Successor and that they (and the Basic Documents so assumed) constitute legal, valid, and binding obligations of the Successor, enforceable in accordance with their terms (to the same extent as the Basic Documents so assumed were enforceable against Borrower); and that all conditions precedent which are legal in nature provided for in this Agreement and relating to such transactions have been fulfilled.

                 Upon any such consolidation, merger, conveyance, transfer, or lease, the Successor shall succeed to, shall be substituted for, and may exercise every right and power of Borrower under the Basic Documents to which Borrower is a party, with the same effect as if the Successor had been named as Borrower therein. No such conveyance, transfer, or lease of substantially all of Borrower's assets as an entirety shall have the effect of releasing Borrower (or any Successor) from its liability under the Basic Documents to which it is a party. Nothing in this section shall permit any lease, sublease, or other arrangement for the use, operation, or possession of the Aircraft except in compliance with the applicable provisions of this Agreement and the Mortgage.

                 SECTION 6.05 -- Citizenship and Air Carrier Status. Borrower will at all times remain a "citizen of the United States" as defined in section 101(16) of the Act and an "air carrier" within the meaning of the Act.

                 SECTION 6.06 -- Compliance with ERISA.

                 (a) Borrower will, at all times, make prompt payment of contributions that it is required to make to any employee benefit plan to which it is a party as are necessary to meet the minimum funding standards for such an employee benefit plan, as required by ERISA.

                 (b) Within two Business Days after the occurrence of any event or circumstance, including any event which is classified as a "Reportable Event" under ERISA, in connection with any employee benefit plan to which it is a party, that might constitute grounds for termination of an employee benefit plan to which Borrower is a party by the Pension Benefit Guaranty Corporation or might result in the appointment of a trustee by a United States District Court under section 4042 of ERISA to administer such employee benefit plan; Borrower will provide Lender with an Officer's Certificate describing the event or circumstance, stating the reasons for any such action by the Pension Benefit Guaranty Corporation or a United States District Court, and specifying the action Borrower proposes to take with respect thereto.

                 SECTION 6.07 -- Disposition of Assets. Borrower will not dispose of any of its assets, other than in the ordinary course of its business, unless it receives full, fair, and reasonable consideration for such assets; and Borrower will not during any twelve-month period dispose of assets, other than in the ordinary course of its business, which have an aggregate book value in excess of $5,000,000; provided, that Borrower shall have the right to dispose of any aircraft for at least such aircraft's book value and such sale of an aircraft for at least book value will not be included in the calculation of the $5,000,000 of assets sold in a twelve-month period. The book value of an aircraft shall be determined in accordance with GAAP. For avoidance of doubt, the "ordinary course" of Borrower's business generally shall include (x) acquisitions or dispositions of marketable securities (other than acquisitions or dispositions exceeding 5% of any class of "equity security", as defined in the Securities Exchange Act of 1934) and (y) the disposition of parts of discontinued aircraft, engines, or propellers not constituting part of a program to reduce Borrower's fleet in any material respect. Borrower will not dispose of any Aircraft unless the Note issued in connection with such Aircraft has been paid in full.

                 SECTION 6.08 -- Performance of Delta Agreement. Borrower shall faithfully perform all obligations it has under the Delta Agreement.


                                  ARTICLE VII

                      CONDITIONS PRECEDENT TO THE PURCHASE
                          AND EXCHANGE OF FINEX NOTES

                 SECTION 7.01 -- Conditions Precedent to the Purchase and Exchange of the Initial Finex Notes. Lender's obligation to purchase the Note on the first Purchase Date is subject to the satisfaction (or Lender's waiver) of the following conditions precedent and Lender's receipt on or before such initial Purchase Date of the following, in form and substance satisfactory to
Lender:

                 (a)      an executed Finex Agreement,

                 (b)      an executed Mortgage,

                 (c)      an executed Guarantee,

                 (d) an Officer's Certificate certifying an attached copy of the Purchase Agreement,

                 (e)      copies of the SEC Filings, and

                 (f) evidence of authority of the Finex Bank's representatives executing the Finex Agreement, together with their specimen signatures.

                 SECTION 7.02 -- Conditions Precedent to the Purchase and Exchange of All Finex Notes. Lender's obligation to purchase each Note (including the initial Note) is subject to the additional conditions precedent that:

                 (a) Lender shall have received the following, each dated as of the pertinent Purchase Date, in form and substance satisfactory to Lender:



                          (i) the Note for the relevant Equipment Portion, executed by Borrower, along with a copy of the related Finex Note, executed by Borrower and endorsed by Vendor (without recourse) to the order of Finex Bank who in turn has endorsed (without recourse) to the order of Lender,

                          (ii) an executed Mortgage Supplement with respect to the relevant Equipment Portion,

                          (iii) an executed Purchase Agreement Assignment, with the related executed Consent, with respect to the relevant Equipment Portion,

                          (iv)  an Officer's Certificate to the effect that:
         (1) Borrower's representations and warranties in Article V of this Agreement and section 6 of the relevant Purchase Agreement Assignment are true and accurate as though made on the Purchase Date and (2) no Default exists or will result from Lender's purchase of such Note,

                          (v) a certificate of insurance describing the insurance maintained by Borrower with respect to the Equipment Portion being purchased and stating that such policies conform to the requirements of the Mortgage,

                          (vi)  an opinion from Borrower's counsel
         substantially in the form of Exhibit F,

                          (vii) an opinion from Crowe & Dunlevy, special FAA counsel, substantially in the form of Exhibit G, covering the Equipment Portion that is the subject of the Note being purchased,

                          (viii) an opinion of counsel to Embraer, substantially in the form of Exhibit H,

                          (ix) an opinion of special Brazilian counsel, substantially in the form of Annex B to the Finex Agreement,

                          (x) a Full Warranty Bill of Sale from Vendor to Borrower with respect to the relevant Aircraft,

                          (xi) A Certificate of Acceptance and Transfer of Title and Risk of Borrower with respect to the relevant Aircraft,

                          (xii) a certificate of Embraer stating that the relevant Aircraft is fully equipped to operate in commercial passenger service,

                          (xiii) a certificate of an officer of Embraer as to the authority of Embraer's representatives executing the documents required by this Section 7.02, together with specimen signatures,

                          (xiv) a certificate of Borrower's secretary, dated the Purchase Date, certifying attached copies of the Certificate of Incorporation and By-Laws of Borrower, the resolutions of Borrower's board of directors evidencing approval of the transactions contemplated by the Basic Documents to which it is

         (or is to become) a party, and showing the names and specimen signature(s) (or copies thereof) of Borrower's officer(s) authorized to sign this Agreement and the related documents to which it is (or is to become) a party,

                          (xv) a Power of Attorney to Borrower empowering one or more designated individuals to accept the relevant Aircraft on behalf of Borrower, and

                          (xvi) such additional opinion(s) and document(s) as Lender requests;

                 (b) Lender shall have received copies of the necessary FAA Application for Aircraft Registration, FAA Bill of Sale and Brazilian Export Certificate of Airworthiness pertaining to the Aircraft being purchased;

                 (c) Borrower's representations and warranties in the Basic Documents shall be true and accurate as though made on and as of such Purchase Date;

                 (d) no Default shall exist or shall result from Lender's purchase of such Note;

                 (e) all filings, recordings, and other actions necessary to establish, protect, preserve, and perfect Lender's interests under the Mortgage shall have been duly made or taken;

                 (f) all necessary consents, approvals, licenses, permits, declarations, or registrations then required in connection with the execution, delivery performance, validity, and enforceability of the Basic Documents and the transactions contemplated thereby shall have been obtained;

                 (g) Lender shall have received invoices from Vendor, each countersigned by Borrower, specifying the purchase price of the Equipment Portion, any payments theretofore made and the balance due and owing;

                 (h) a copy of the approval of the application for coverage of the purchase of the Aircraft by the Finex Program; and

                 (i) in Lender's reasonable judgment, since September 30, 1990, there shall have occurred no materially adverse change in the business, financial condition, or operations of Borrower.


                                  ARTICLE VIII

                          EVENTS OF DEFAULT; REMEDIES

                 SECTION 8.01 -- Events of Default. Each of the following shall constitute an "Event of Default":

                 (a) Borrower fails to make any payment due from Borrower on any Note or under any other Basic Document (including under section
         4.04 hereof) when due;

                 (b) any representation or warranty made by Borrower or Guarantor in the Basic Documents, or in any certificate or other document that borrower or Guarantor furnishes pursuant to the Basic Documents, proves to have been incorrect in any material respect when made;

                 (c) Borrower fails to maintain the insurance required by the terms of the Mortgage;

                 (d) the Delta Agreement is voluntarily terminated, or is amended to the detriment of Borrower;

                 (e) Borrower fails to provide Lender with the Officer's Certificate required by section 6.01(c) or 6.06(b) within 10 days after any of Borrower's officers obtains notice of a Default or the ERISA-related event or circumstance occurs, respectively;


                 (f) Borrower or Guarantor fails to perform any other material covenant or agreement in the Basic Documents, and (if remediable) such failure to perform continues for 30 days after Borrower's or Guarantor's receipt of notice of such default from Lender;

                 (g) either of the Borrower or the Guarantor (1) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of all or a majority of its property, (2) makes a general assignment for the benefit of its creditors, (3) commences a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (4) files a petition seeking to take advantage (as debtor) of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, or (5) fails to controvert in a timely manner, or acquiesces in writing to, any petition filed against it in an involuntary case under the federal Bankruptcy Code;

                 (h) a proceeding or case is commenced, without the application or consent of Borrower or Guarantor, as the case may be, in any court of competent jurisdiction, seeking (1) the liquidation, reorganization, dissolution, or winding-up, or the composition or readjustment of the debts of Borrower or Guarantor, (2) the appointment of a trustee, receiver, custodian, liquidator, or the like of Borrower or Guarantor or of all or a majority of the assets of Borrower or Guarantor, or (3) similar relief in respect of Borrower or Guarantor under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case continues undismissed, or an order, judgment, or decree approving or ordering any of the foregoing is entered and continues unstayed and in effect, for a period of 60 days; or an order for relief against Borrower or Guarantor is entered in an involuntary case under the federal Bankruptcy Code;

                 (i) loan, lease, or deferred purchase obligations of Borrower or Guarantor totalling more than $5 million are in default after the expiration of any applicable grace period, if the effect of such default is to permit such obligations to be accelerated or otherwise declared to be due and payable prior to their stated maturity, or Borrower or Guarantor defaults in the payment when due of more than $5 million of loan, lease, or deferred purchase obligations;

                 (j) one or more judgment(s) is/are rendered by one or more court(s) of competent jurisdiction against Borrower or Guarantor for a total of more than $1 million and is/are not stayed or discharged, or fully bonded against, within 60 days of the date of entry;

                 (k) any "Reportable Event" under ERISA shall have occurred, or any finding or determination shall be made with respect to an employee benefit plan to which Borrower is a party under Section 4041(c) or (e) of ERISA, or any fact or circumstance shall occur with respect to an employee benefit plan to which Borrower is a party, that, in the opinion of Lender, provides grounds for the commencement of any proceeding under Section 4042 of ERISA, or any proceeding shall be commenced under Section 4042 of ERISA with respect to an employee benefit plan to which Borrower is a party;

                 (l) Borrower shall deny any further liability under any Note or under any other Basic Document or Guarantor shall deny any further liability under the Guarantee; or

                 (m) Lender fails or ceases to have a perfected first-priority interest in an Aircraft, or a Lien (other than a Permitted Lien) on an Aircraft exists.

                 SECTION 8.02 -- Remedies. If an Event of Default (other than under Section 8.01(g) or (h)) exists, Lender may declare all Notes to be immediately due and payable, whereupon (i) all Notes shall become and be immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which Borrower hereby waives, and (ii) the Commitment shall terminate. If an Event of Default under section 8.01(g) or
(h) occurs, all Notes automatically shall become immediately due and payable and the Commitment automatically shall immediately terminate, without presentment, demand, protest, or notice of any kind, all of which Borrower hereby waives.

                                   ARTICLE IX

                             BORROWER'S INDEMNITIES

                 SECTION 9.01 -- General Indemnity. Borrower assumes liability for, and agrees to indemnify each Indemnitee against, and on written demand to pay, or to reimburse each Indemnitee for the payment of, any and all liabilities, obligations, losses, damages, penalties, claims (including claims involving strict liability in tort), suits, actions, costs, expenses, and disbursements, including legal fees and expenses, of whatsoever kind and nature (collectively, "Liabilities") imposed on, incurred by, or asserted against any Indemnitee relating to or arising out of any Basic Document, the enforcement against Borrower of any of the terms of the Basic Documents, or any lease or relinquishment of possession of the Aircraft or any part thereof or any action or inaction of Borrower or of any lessee, assignee, or transferee of Borrower in connection therewith, the purchase of the Aircraft under the Purchase Agreement, the ownership of the Aircraft, the acquisition, delivery, nondelivery, acceptance, nonacceptance, rejection, registration, deregistration, insuring, storage, manufacture, assembly, transportation, importation, exportation, maintenance, condition, modification, testing, repair, fitness for use, merchantability, sale, abandonment, lease, sublease, assignment, transfer, transfer of title, possession, repossession, use, operation, return, or other application or disposition of the Aircraft or any component thereof, the condition upon return thereof after repossession following the occurrence of an Event of Default or following the exercise of remedies under the Mortgage, including latent or other defects, whether or not discoverable, loss of or damage to any property or the environment, death or injury of any person, and any claim for patent, trademark, copyright, or mask work infringement and the violation or infringement by Borrower of any laws, rules, or regulations, or (without limiting any of the foregoing) any breach by Borrower of, noncompliance by Borrower with, or misrepresentation made or deemed made by or on behalf of Borrower in, under, or in connection with the Purchase Agreement or any Purchase Agreement Assignment or any warranty, certificate, or agreement made or delivered in, under, or in connection with the Purchase Agreement or any Purchase Agreement Assignment; provided, that this section shall not require Borrower to pay or indemnify any Indemnitee under this section (i) for any Liability to the extent resulting from its acts of gross negligence or willful misconduct; (ii) for any Liability with respect to Taxes (Borrower's duties in respect of Taxes being set forth in section 9.02) or for any cost or expenses relating to the preparation, execution, delivery, or enforcement of the Basic Documents (Borrower's duties in respect of such costs and expenses being set forth in section 9.02) or for any cost or expenses relating to the preparation, execution, delivery, or enforcement of the Basic Documents (Borrower's duties in respect of such costs and expenses being set forth in section 11.03); (iii) for any Liability that such Indemnitee incurs to the extent resulting from its breach of any of its representations, warranties, or covenants in any Basic Document; (iv) for any Liability to the extent resulting from a claim against such Indemnitee not related to any Aircraft, any action or inaction of Borrower or any lessee, assignee, or transferee of Borrower, or any of the transactions contemplated by the Basic Documents; (v) for any Liability with respect to transfer taxes or other expenses payable with respect to the transfer of any Note, other than a transfer after the occurrence of an Event of Default; or (vi) for any Liability with respect to any violation or purported violation of any law relating to usury or the charging or collecting of excess interest or finance charges. If any Indemnitee obtains knowledge of any claim or liability required to be indemnified against under this section 9.01, such Indemnitee shall promptly notify Borrower, but the failure to do so shall not relieve Borrower from any liability that it otherwise would have to such Indemnitee under this section. Upon an Indemnitee's request, the defense of any Liability for which Borrower would be required to indemnify such Indemnitee hereunder shall be conducted by Borrower, with counsel selected by Borrower and satisfactory to Lender. However, if the defense of any such Liability is conducted by Lender, Lender shall select the counsel to conduct it, but shall consult with Borrower as to such selection; provided, that the decision as to which counsel to select shall be and remain Lender's. Borrower shall be obligated under this section 9.01 irrespective of whether the Indemnitee is also indemnified with respect to the same matter under any other Basic Document or other document by any other Person, and the Indemnitee may proceed directly against Borrower under this section 9.01 without first reporting to any such rights of indemnification. Upon the payment in full of any indemnities due and owing under this section 9.01, Borrower shall be subrogated to any right of the Indemnitee in respect of the matter against which indemnity has been given. Borrower's indemnities in this section shall survive expiration or termination of the Mortgage and payment in full of the Notes.

                 Any payment or indemnity pursuant to this section 9.01 shall include the amount, if any, necessary to hold the Indemnitee harmless on an after-tax basis from all taxes required to be paid by such recipient with respect to such payment or indemnity under laws of any federal, state, or local government or taxing authority in the United States or by any foreign government or any political subdivision or taxing authority thereof. The amount of any payment or indemnity required under this section shall be determined by the Indemnitee reasonably and in good faith, and that determination shall be conclusive. Upon Borrower's request and at Borrower's expense, the

Indemnitee will provide Borrower with a summary explanation of the basis for the Indemnitee's computations.

                 SECTION 9.02 -- Taxes.

                 (a) Indemnity. All payments by Borrower under this Agreement and under any Note shall be free of withholdings of any nature whatsoever (and at the time that Borrower is required to make any payment upon which any withholding is required, Borrower shall pay an additional amount such that the net amount actually received by the person entitled to receive such a payment will, after such withholding, equal the full amount of the payment then due) and shall be free of expense to each Indemnitee for collection or other charges. In addition, except as provided in section 9.02(b), Borrower agrees to indemnify each Indemnitee on a net after-tax basis against, and on written demand to pay or reimburse each Indemnitee for the payment of, and shall promptly pay and discharge when due except to the extent duly contested, any and all Taxes imposed upon or asserted against any Indemnitee, any Aircraft or any part thereof or interest therein, any Basic Document, any lease of any Aircraft or any part thereof, or otherwise upon or with respect to or measured by (i) the construction, mortgaging, financing, refinancing by or at the request of Borrower, purchase, acquisition, acceptance, nonacceptance, rejection, delivery, nondelivery, transport, insuring, ownership, registration, deregistration, assembly, possession, repossession, operation, use, condition, maintenance, modification, repair, fitness for use, merchantability, testing, return, abandonment, storage, manufacture, leasing, subleasing, importation, exportation, sale, assignment, transfer, transfer of title, or other application or disposition of, or the imposition of any Lien (other than a Permitted Lien) or the incurrence of any liability to refund or pay over any amount as a result of any Lien other than a Permitted Lien) on any Aircraft or any part thereof or interest therein, (ii) any amount paid or payable by Borrower or Finex Bank under the Basic Documents or the receipts or earnings arising from or received with respect to any Aircraft or any part thereof or interest therein, (iii) any Aircraft or any part thereof or interest therein, (iv) any of the Basic Documents and any other documents contemplated thereby or the execution, sale, delivery, acquisition, or filing of the Basic Documents, (v) any rentals or other payments made or received by Borrower under any lease or sublease of any Aircraft or any part thereof or (vi) otherwise with respect to or in connection with the transactions effected under the Basic Documents. The term "Taxes" shall mean any and all fees, taxes, levies, imposts, duties, charges, assessments, or withholdings of any nature whatsoever, now or hereafter imposed, assessed or asserted by any federal, state, local or foreign government or taxing authority together with any and all penalties, fines, additions to tax, and interest thereon or computed by reference thereto.

                 (b) Exclusions from Indemnity. The provisions of section 9.02(a) shall not apply to:

                          (i) Taxes (other than sales, use or rental taxes imposed as a result of any Indemnitee's interest in any Equipment Portion or the Basic Documents) which are United States federal net income taxes;

                          (ii) Taxes (other than sales, use or rental taxes imposed as a result of any Indemnitee's interest in any Equipment Portion or the Basic Documents) which are net income, capital, net worth, franchise, or similar conduct of business taxes which are imposed on an Indemnitee by the state or local government or taxing authority in which such Indemnitee conducts any business other than the transactions contemplated in the Basic Documents;

                          (iii) Taxes (other than sales, use or rental taxes imposed as a result of any Indemnitee's interest in any Equipment Portion of the Basic Documents) which are imposed by any foreign government or taxing authority upon an Indemnitee if such Indemnitee is otherwise subject to such taxes in such jurisdiction as a result of activities or transactions unrelated to those contemplated by the Basic Documents;

                          (iv) any Tax imposed on the Indemnitee as a result of a transfer or other disposition, by such Indemnitee or any of its predecessors in interest, of any interest in the Aircraft or any Basic Document, unless such transfer or disposition occurs after the occurrence of an Event of Default or at the request of Borrower;

                          (v) Taxes imposed on an Indemnitee as a direct and primary result of such Indemnitee's gross negligence or willful misconduct;

                          (vi) any Tax based on or measured by the value of such Indemnitee's interest in any Basic Document (except for any such Tax (1) imposed without regard to the existence or extent of the Indemnitee's presence or activities, or the presence of a Note, in the jurisdiction imposing such Tax or (2) imposed solely as a result of the Indemnitee's execution of, or enforcement of rights under, the Basic Documents); or

                          (vii) any Tax in the nature of a penalty, an addition to tax, interest, or fine resulting from the negligence or misconduct of the

         Indemnitee in connection with the preparation or filing of (or failure to prepare or file) tax returns, or the payment of or failure to pay its taxes, but in each case not if an any way attributable to reports and returns for which Borrower is responsible pursuant to section 9.02(e) Borrower's failure to provide to any Indemnitee any information necessary for the preparation or filing of such returns or the conduct of such proceedings or otherwise to perform its duties and responsibilities pursuant to the Basic Documents.

                 (c) Certain Tax Payments. Notwithstanding anything to the contrary in this section 9.02, if an Indemnitee pays or becomes liable for any Tax that Borrower has agreed to pay under this section 9.02, Borrower shall pay to such Indemnitee such amount or from time to time such amounts as, after subtraction of all Taxes required to be paid by such Indemnitee in respect of the receipt of such amounts from Borrower under this Section 9.02 and taking into account any tax benefit or detriment actually realized (or to be realized) by such Indemnitee as a result of such Indemnitee's receipt of such payment, is equal to the sum of such Taxes payable by such Indemnitee from time to time. All Taxes shall be paid when due and payable and all amounts payable as indemnities pursuant to section 9.02(a) shall be payable in accordance with this section 9.02(c), to the extent not theretofore paid, on written demand by the appropriate Indemnitee. The amount of any payment or indemnity required under this section shall be determined by the Indemnitee reasonably and in good faith, and that determination shall be conclusive. Upon Borrower's request and at Borrower's expense, the


Indemnitee will provide Borrower with a summary explanation of the basis for the Indemnitee's computations.

                 (d) Refund of Withholding Taxes to Borrower. If, pursuant to the first sentence of section 9.02(a) hereof, Borrower has withheld any amount from any payment in respect of any withholding tax with respect to a Tax not indemnifiable by Borrower pursuant to section 9.02(a) and Borrower has paid over such withheld amount to the proper taxing authority for the account of such Indemnitee, Borrower shall notify such Indemnitee of the amount of such withholding and provide to such Indemnitee a receipt or other documentation evidencing payment of the withheld amount. Upon receipt of the notice described in the preceding sentence, such Indemnitee shall promptly repay to Borrower, the amount withheld together with interest thereon from the date of receipt of the notice to the date of repayment at the then current rate set by the taxing jurisdiction for overpayments of such Tax.

                 (e) Reports. Borrower will, at its own expense, duly prepare and file all required reports and returns respecting all Taxes for which Borrower is responsible pursuant to section 9.02(a) to the extent it is required by law to do so. With regard to any reports and returns required to be filed by any Indemnitee covering any Taxes for which Borrower is responsible pursuant to section 9.02(a), Borrower shall upon request furnish such Indemnitee with such information and records (to the extent Borrower has possession thereof or may obtain possession thereof upon Borrower's exercise of reasonable efforts) relating thereto as is reasonably required by Indemnitee to make such filing and funds in the amount required to be submitted as reflected on such report or return. Borrower shall hold each Indemnitee harmless from and against any liabilities, obligations, losses, damages, penalties, claims, actions, suits and reasonable costs arising out of any insufficiency or inaccuracy contained in any report or return (i) prepared and filed by Borrower (but only to the extent not attributable to the information provided to Borrower by such Indemnitee) or (ii) prepared and filed by any Indemnitee (but only to the extent attributable to information provided to such Indemnitee by Borrower). If, as a result of an audit, an Indemnitee reasonably requests additional information, Borrower shall make available such other information and records as it maintains in the ordinary course of business.





                                   ARTICLE X

                        ILLEGALITY AND YIELD PROTECTION

                 SECTION 10.01 -- Illegality and Increased Costs.

                 (a) Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation, administration or enforcement thereof by any governmental authority, central bank or other comparable authority or compliance by Lender with any request, guideline or directive (whether or not having the force of law) of any governmental authority, central bank or other comparable authority shall, in the reasonable determination of Lender, make it unlawful or impossible for Lender to issue, maintain or fund any Note or to perform any obligation under this Agreement or any other Basic Document, Lender shall so notify Borrower and, subject to the provision of section 10.01(c) hereof, on the next Interest Payment Date (or such earlier date as Lender shall specify in such notice after which it may not lawfully continue to maintain such Note or its obligations under this Agreement), Borrower shall prepay such Note, plus accrued interest thereon and the remaining Commitment, if any, of Lender shall terminate.

                 (b) Increased Cost. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation, administration or enforcement thereof by any governmental authority, central bank or other comparable authority or compliance by Lender with any request, guideline or directive (whether or not having the force of law, but with respect to which Lender customarily complies and which is applied by Lender to all other loans of similar type) of any governmental authority, central bank or other comparable authority shall, in the reasonable determination of Lender:

                 (i) impose, modify or deem applicable any capital adequacy, reserve, special deposit or similar requirement (including, without limitation, a request or requirement which affects the manner in which Lender allocates capital resources to its commitments, including its obligations under this Agreement); or

                 (ii) impose on Lender any other condition or requirement with respect to its issuing, maintaining or funding any Note or its obligations under this Agreement;

         and the result of any of the foregoing is to:

                 (x) increase the funding cost to Lender of making, maintaining or funding or performing its obligations under this Agreement; or

                 (y) reduce the amount of any payment (whether of principal, interest or otherwise) received or receivable by Lender hereunder; or

                 (z) reduce the rate of return to be earned by Lender with respect to any Note;

Borrower shall pay to Lender within 15 days after demand such additional amount or amounts as will compensate Lender for such increased cost or reduction. A certificate of Lender as to any such additional amount or amounts, in the absence of manifest error, shall be final and conclusive. In determining such amount, Lender shall use any reasonable averaging and attribution methods. Lender will promptly notify Borrower after Lender obtains knowledge of the occurrence of an event which would entitle Lender to compensation hereunder.

                 (c)      Change of Lending Office, Etc.

                 (a)      If an event occurs which makes the provisions of
         section 10.01(a) or 10.01(b) applicable, Lender will, if requested by Borrower, use reasonable efforts to transfer the affected Notes and its obligations hereunder with respect to such Notes to another branch or office of Lender to which such event would not be applicable, provided that such transfer would not, in the sole judgment of Lender, be disadvantageous to Lender or contrary to Lender's policies.

                 (b) Lender may at any time and from time to time transfer any Note or its obligations under this Agreement with respect to such Note to another branch or office of Lender and shall give notice of any such transfer to Borrower. Except in the case of a transfer made at the request of Borrower, no such trasnfer shall make operable the provisions of section 10.01(a) or entitle Lender to make a claim under section 10.01(b) if the operability of such clause or such claim results solely from such transfer and not from subsequent change of the type referred to therein.

                 SECTION 10.02 -- Funding Losses. Borrower shall pay to Lender, upon request, such amount or amounts as Lender determines are necessary to compensate it for any loss, cost or expense incurred by it as a result of
(a) any payment or prepayment of any Note on a date other than the last day of an Interest Period for such Note or (b) a Note for any reason not being purchased on the date therefor determined in accordance with the applicable provisions of this Agreement. Such amount payable by Borrower shall not include any loss, cost or expense attributable to any date more than 180 days after the date of such payment, prepayment or failure to purchase any Note. A certificate of Lender as to the amount of such loss, cost or expense shall be final and conclusive in the absence of manifest error.


                                   ARTICLE XI

                                 MISCELLANEOUS

                 SECTION 11.01 -- No Waivers; Cumulative Remedies. No failure or delay in exercising any power or right under any Basic Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude other or further exercise thereof or the exercise of any other right or power under any Basic Document. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

                 SECTION 11.02 -- Notices. All communications and notices provided for under this Agreement shall be in writing (including telex, telegraph, and telecopy), shall be in English, and shall be mailed by certified mail (return receipt requested) or otherwise delivered to the parties at the addresses set forth by their signatures hereto, or, as to teach party, at such other address as it designates by notice to each other party. Each such notice shall be effective upon delivery.

                 SECTION 11.03 -- Transaction Expenses. Borrower will pay on demand all out-of-pocket expenses in connection with the preparation, execution, delivery administration, and enforcement of the Basic Documents, or in connection with any scheduled closing that is postponed or canceled, including (i) all fees and expenses of, (x) Winthrop,

Stimson, Putnam & Roberts, special counsel to Lender, (y) Castro, Barros, Sobral e Xavier, special Brazilian counsel and (z) Crowe & Dunlevy, special FAA counsel; (ii) all FAA and UCC filing and lien search fees; (iii) all fees and expenses (including legal fees and expenses) of Lender in connection with actual or proposed amendments, waivers, or consents to or under this Agreement or the other Basic Documents (except for such amendments, waivers, or consents initiated by Lender); and (iv) all fees and expenses (including legal fees and expenses) of Lender in connection with the actual or proposed enforcement of any Basic Document against Borrower during the existence of any Default. The "legal fees and expenses" of Lender referred to in clauses (iii) and (iv) may include those of Lender's in-house counsel, provided that such legal fees and expenses do not result from efforts which are duplicative of those of special counsel to Lender.

                 SECTION 11.04 -- Amendments. Any provision of the Basic Documents, other than the Purchase Agreement, the Guarantee, or the Finex Agreement, may be amended, terminated, waived, or otherwise modified only in writing by Borrower and Lender.

                 SECTION 11.05 -- Successors and Assigns. This Agreement shall bind and benefit Lender and Borrower and their successors and assigns, except that Borrower may not assign or transfer its rights under this Agreement without Lender's prior written consent. Lender may at any time with the Borrower's consent (which consent shall not be unreasonably withheld) sell, assign, grant participation(s) in, or otherwise transfer any Note, in whole or in part.

                 SECTION 11.06 -- Lender's Representations and Warranties. Lender represents and warrants that:

                 (a) it is an English banking corporation duly organized, validly existing, and in good standing under the laws of England, and has all corporate power, authority, and legal right under the laws of England to execute, deliver, and carry out the terms of each of the Basic Documents to which it is a party;

                 (b) it has duly authorized, executed, and delivered this Agreement and the other Basic Documents to which it is a party; and

                 (c) neither it nor anyone authorized to act on its behalf has directly or indirectly offered any beneficial interest in the Notes for sale to, or solicited any offer to acquire any such interest in the Notes from, any Person in such a manner as to require any of the Notes to be registered under the Securities Act of 1933, as amended, or any state securities law; provided, that the foregoing shall not be deemed to extend to any such offer, sale, or solicitation by or on behalf of Borrower or any other Person.

                 SECTION 11.07 -- Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCLUDING THOSE APPLICABLE TO CHOICE OF LAW BUT INCLUDING THOSE APPLICABLE TO MAXIMUM ALLOWABLE RATES OF INTEREST (INCLUDING, FOR THIS PURPOSE, AS AN "ALLOWABLE" RATE OF INTEREST ONE AS TO WHICH THE BORROWER MAY NOT INTERPOSE THE DEFENSE OF USURY).

                 SECTION 11.08 -- Judicial Proceedings. BORROWER AND LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING DIRECTLY OR INDIRECTLY, ANY MANNER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE MORTGAGE, THE NOTES OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

                 SECTION 11.09 -- Headings. Article and section headings used in this Agreement are for convenience only and not a substantive part of this Agreement.

                 SECTION 11.10 -- Execution in Counterparts. This Agreement may be executed in separate counterparts.

                 SECTION 11.11 -- Survival of Representations and Warranties. All representations and warranties contained in this Agreement or made in writing in connection with this Agreement shall survive the execution and delivery of this Agreement and the Mortgage.

                 SECTION 11.12 -- Severability. If any part of any provision contained in this Agreement, or any document contemplated hereby, is or becomes invalid or unenforceable under applicable law, that part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of that provision or the remaining provisions.

                 SECTION 11.13 -- Finex Agreement. So long as no Event of Default exists, all payments, if any, received under the Finex Agreement by Lender as Finex Interest Payments or interest thereon, or as indemnification payments for amounts which Lender has previously been indemnified by Borrower, shall be forwarded by Lender to Borrower at First American Bank of Georgia N.A., 2000 RiverEdge Parkway, Atlanta, Georgia 30328, Account: Atlantic Southeast Airlines, Inc. (account #5100130970). Lender shall use its good faith efforts to forward any such payments to Borrower on the Business Day following their receipt by Lender. At the cost and expense of Borrower, Lender shall use its good faith efforts to take such action with respect to the Finex Agreement as Borrower shall reasonably request, provided that Lender shall not be required to take any action which adversely affects its interests under the Finex
Agreement. However, all risks associated with the Finex Program are Borrower's and Lender shall have no responsibility for any Finex Interest Payments not actually received by Lender from Finex Bank. So long as no Event of Default exists, Lender shall not amend the Finex Agreement without the consent of the Borrower, such consent not to be unreasonably withheld.

  IN WITNESS WHEREOF, Borrower and Lender have executed this Credit Agreement.

                                        ATLANTIC SOUTHEAST AIRLINES, INC.
1688 Phoenix Parkway
College Park, Georgia 30349
Att:  Ronald V. Sapp
Vice President-Finance                  By:      /s/ Ronald V. Sapp
         and Treasurer                     ---------------------------------
Facsimile No.: (404) 991-0366           Name:  Ronald V. Sapp

                                        Title: Vice President-Finance
                                                 & Treasurer




                                        BARCLAYS BANK PLC
75 Wall Street
New York, New York 10265
Att: Aerospace Industry Unit            By:         /s/ Les Bek
Facsimile No.: (212) 412-7580             ----------------------------------
                                        Name:  Les Bek
                                        Title: Vice President